Exhibit 10.2


                         [Logo of NuTech Digital, Inc.]


                                September 1, 2005

Mr. Lee Kasper
c/o NuTech Digital, Inc.
7900 Gloria Avneue
Van Nuys, California 91406

Dear Lee:

      The Board of Directors of NuTech Digital, Inc. (the "Company") has approved a grant to you of an incentive stock option covering 8,000,000 shares of restricted common stock. An option for 6,000,000 shares shall be granted to you in conjunction with the execution of your Employment Agreement, as set forth in Section 4(c) thereto. An option for the remaining 2,000,000 shares shall be granted to you as a performance incentive. The market value of the Company's common stock today is $0.11. Because these are intended to be incentive stock options, the exercise price for you will be $0.121, or 110% of the market price. The term of these options will be five years, until September 1, 2010, after which time the options shall not be exercisable. The Company will seek shareholder approval of these options at its next annual meeting of shareholders. The Company will register the options on an S-8 Registration Statement. You may not transfer these options other than by Will or the laws of descent and distribution. During your lifetime, these options will be exercisable only by you. The performance incentive options will be exercisable by you when and if the Company meets the following milestones:

      (1) Your right to purchase 1,000,000 shares will vest if the Company earns $2,000,000 in revenues during any calendar quarter of the 2005 fiscal year;

      (2) Your right to purchase 500,000 shares will vest if the Company earns at least $5,000,000 in revenues during the 2005 fiscal year; and

      (3) Your right to purchase 500,000 shares will be issued to you upon the successful production by the Company of no less than two major music concerts during the final four months of the 2005 fiscal year. A major music concert for this purpose shall be defined as a concert whose production budget is no less than $250,000.
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      If, for any reason, the option does not qualify for incentive option treatment under section 422 of the Internal Revenue Code, it will be considered to be a non-qualified option.

      The Board of Directors is confident in your ability to successfully meet these performance objectives. If you agree to this proposal, please countersign this letter at the space indicated below.


                                      Very truly yours,

                                      NuTECH DIGITAL, INC.



                                      By:
                                         -------------------------------------
                                         Eli Aramyan, Director


September 1, 2005


      I have read the above letter and agree to its terms.




                                      ----------------------------------------
                                      Lee Kasper